November 14, 1997



Securities and Exchange Commission
Operations Center
6432 General Green Way
Alexandria, VA  22312-2413

Gentlemen:

We are transmitting herewith Indiana Gas Company, Inc.'s
Current Report on Form 8-K.

Very truly yours,



/s/ Douglas S. Schmidt
Douglas S. Schmidt




                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C.  20549





                               FORM 8-K


                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):   November 14, 1997




                      INDIANA GAS COMPANY, INC.
     (Exact name of registrant as specified in its charter)




         INDIANA                      1-6494            35-0793669
    (State or other jurisdiction (Commission File No.) (IRS Employer
     of incorporation)                                  Identification Number)


       1630 North Meridian Street, Indianapolis, Indiana  46202
            (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code:   (317) 926-3351


Item 5.    Other Events

Following are the September 30, 1997 audited Consolidated Financial Statements and Notes to Consolidated Financial Statements of Indiana Energy, Inc. (the parent of Indiana Gas Company, Inc.) and Subsidiary Companies, as well as Management's Discussion and Analysis of Results of Operations and Financial Condition.


Management's Discussion and Analysis of Results of Operations and
Financial Condition

Results of Operations

Indiana Energy, Inc.'s (Indiana Energy or the company) consolidated earnings are from the operations of its gas distribution subsidiary, Indiana Gas Company, Inc. (Indiana Gas), and its nonutility subsidiaries and investments grouped under its nonregulated subsidiary, IEI Investments, Inc. The nonutility operations include IGC Energy, Inc. (IGC Energy), Energy Realty, Inc. (Energy Realty) and Indiana Energy Services, Inc. (IES), all indirect wholly owned subsidiaries of Indiana Energy, and interests in ProLiance Energy, LLC, CIGMA, LLC and Energy Systems Group, LLC (see below). The company is currently implementing a new growth strategy and restructuring plan which provides for, among other things, growing the earnings contribution from nonutility operations to over 20 percent of its total annual earnings within the next five years, and aggressively managing costs within its utility operations.

Earnings
Income and earnings per average share of common stock before 1997 restructuring costs for the last three fiscal years are provided for comparison purposes below:


(Millions except per share amounts)      1997      1996     1995
Utility income(1)                       $ 38.0    $ 38.6   $ 32.1
Nonutility income                       $  7.0    $  3.6   $   .9
Net income(1)                           $ 45.0    $ 42.2   $ 33.0
Earnings per average share
  of common stock(1)                    $ 1.99    $ 1.87   $ 1.46


(1) Utility income, net income and earnings per share for 1997 after restructuring costs were $13.5 million, $20.5 million and 91 cents, respectively.

Net income and earnings per average share of common stock before restructuring costs increased approximately 6 percent ($2.8 million and 12 cents per share, respectively) in fiscal 1997 when compared to fiscal 1996. The increases are due primarily to an increase in nonutility income as a result of higher earnings recognized from Indiana Energy's gas marketing affiliates and a gain on the sale of certain nonutility assets.

For fiscal 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations and recognize a resulting after-tax restructuring charge of $24.5 million. These actions by Indiana Gas were consistent with the company's growth strategy that was approved by its board of directors during fiscal 1997. The effect on the company's fiscal 1997 earnings is a reduction in earnings per share of $1.08 per common share. (See New Growth Strategy and Corporate Restructuring)

Net income and earnings per share increased 28 percent ($9.2 million and 41 cents per share, respectively) in fiscal 1996 when compared to fiscal 1995 due to increases in utility and nonutility income. Utility income increased primarily as a result of weather that was 25 percent colder than the prior year, as well as the addition of new residential and commercial customers. This increase was offset somewhat by higher operation and maintenance expenses. Nonutility income increased as a result of the operations of Indiana Energy's gas marketing affiliates.

Dividends
On July 25, 1997, the board of directors of the company increased the quarterly dividend on common stock to 29 1/2 cents per share from 28 1/2 cents per share. This resulted in total dividends paid in 1997 of $1.15 compared to $1.11 in 1996. This is the 25th consecutive year that the company's dividends paid on common stock increased over the previous year.

Margin (Revenues Less Cost of Gas)
In 1997, margin decreased 1 percent ($2.6 million) when compared to 1996. The decrease is primarily attributable to normal weather which was 7 percent warmer than the same period last year, offset substantially by the addition of new residential and commercial customers.

In 1996, margin increased 14 percent ($25.1 million) when compared to 1995. The increase was primarily attributable to weather that was 25 percent colder than the prior year and 8 percent colder than normal. Additional residential and commercial customers, as well as rate recovery (beginning May 1995) of postretirement benefit costs recognized in accordance with Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106), also contributed to the increase.

In 1997, total system throughput (combined sales and transportation) decreased 3 percent (3.9 MMDth) when compared to last year. In 1996, throughput increased 16 percent (17.2 MMDth) when compared to 1995. Indiana Gas' rates for transportation generally provide the same margins as are earned on the sale of gas under its sales tariffs. Approximately one-half of total system throughput represents gas used for space heating and is affected by weather.

Total average cost per dekatherm of gas purchased (average commodity and demand) was $3.64 in 1997, $3.14 in 1996 and $2.53 in 1995. The
price swings are due primarily to changing commodity costs in the marketplace.

Operating Expenses
Operation and maintenance expenses decreased approximately $4.6 million in 1997 when compared to 1996. The decrease is due in part to lower distribution system costs than in 1996 when certain projects were accelerated because of the increased margin resulting from the very cold weather. Lower costs for uncollectible accounts also contributed to the decrease.

Operation and maintenance expenses increased approximately $8.5 million in 1996 when compared to 1995. The increase was primarily attributable to higher performance-based compensation and the recognition (beginning May 1995) of postretirement benefit costs in accordance with SFAS 106. In addition, the increased margin resulting from the very cold weather allowed for the acceleration of certain projects to help maintain and strengthen the distribution system.

Restructuring costs of $39.5 million (pre-tax) were recorded in 1997 related to the implementation of the company's new growth strategy (see New Growth Strategy and Corporate Restructuring).

Depreciation and amortization expense increased in both 1997 and 1996 as the result of additions to utility plant to serve new customers and to maintain dependable service to existing customers.

Federal and state income taxes decreased in 1997 due primarily to the recording of restructuring costs. Federal and state income taxes increased in 1996 due to an increase in taxable utility income.

Taxes other than income taxes increased in 1997 due primarily to higher property tax expense as the result of additions to utility plant. Taxes other than income taxes increased in 1996 due to higher property tax expense, and higher gross receipts tax expense resulting from increased revenue.

Interest Expense
Interest expense increased in 1997 and 1996 due to increases in average debt outstanding, slightly offset by decreases in interest rates.

Nonutility Income
Nonutility income increased $3.5 million in 1997 when compared to 1996 due in part to higher earnings recognized from Indiana Energy's gas marketing affiliates ($5.7 million in 1997 versus $3.3 million in 1996). Prior to April 1, 1996, IES provided natural gas and related services to other gas utilities and customers in Indiana and surrounding states, and from January 1, 1996, to March 31, 1996, to Indiana Gas. ProLiance Energy, LLC assumed the business of IES effective April 1, 1996, and now is the supplier of gas and related services to both Indiana Gas and Citizens Gas and Coke Utility (Citizens Gas) (see ProLiance Energy, LLC). The June 1997 sale of certain nonutility assets by IGC Energy, which resulted in an after-tax gain of approximately $1.8 million, also contributed to the increase.

Nonutility income increased $2.7 million in 1996 when compared to 1995 due primarily to higher earnings recognized from Indiana Energy's gas marketing affiliates.

Other Operating Matters

New Growth Strategy and Corporate Restructuring
In April 1997, the Board of Directors of Indiana Energy approved a new growth strategy designed to support the company's transition into a more competitive environment. As part of this new growth strategy, Indiana Energy will endeavor to become a leading regional provider of energy products and services and to grow its consolidated earnings per share by an average of 10 percent annually over the next five years. To achieve such earnings growth, Indiana Energy's aim is to grow the earnings contribution from nonutility operations to over 20 percent of its total annual earnings within the next five years (see ProLiance Energy, LLC, CIGMA, LLC and Energy Systems Group, LLC), and to aggressively manage costs within its utility operations.

For fiscal 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations and recognize a resulting restructuring charge of $39.5 million ($24.5 million after-tax) as described below. These actions by Indiana Gas were consistent with the company's new growth strategy. The effect on the company's fiscal 1997 earnings is a reduction in earnings per share of $1.08 per common share.

In July 1997, Indiana Gas advised its employees of its plan to reduce its work force from about 1,025 full-time employees at June 30, 1997, to approximately 800 employees within five years. The reductions are being implemented through involuntary separation and attrition. As a result of initial work force reductions during September 1997, employees totaled approximately 950 as of September 30, 1997. Indiana Gas recorded restructuring costs of $5.4 million related to the 1997 and planned work force reductions. These costs include separation pay in accordance with Indiana Gas' severance policy, and net curtailment losses related to these employees' postretirement and pension benefits.

Further, Indiana Gas' management has committed to sell, abandon or otherwise dispose of certain assets, including buildings, gas storage fields and intangible plant. Indiana Gas recorded restructuring costs of $34.1 million to adjust the carrying value of those assets to estimated fair value.

In October 1997, Indiana Energy formed a new business unit, IEI Services, LLC (IEI Services), to provide support services to Indiana Energy and its subsidiaries, as well as to third-parties in the future. Services to be provided include human resources functions, information technology and various financial services. These services had been provided by Indiana Gas in the past. IEI Services has been designed to avoid duplicate business unit support costs, eliminate low-value support activities and to assist in cost containment, which should help the company in meeting its earnings growth targets.

As a result of the restructuring, the company expects reductions in future operating expenses, which should help the company to be more successful in an increasingly competitive energy marketplace.

ProLiance Energy, LLC
ProLiance Energy, LLC (ProLiance) is owned jointly and equally by IGC Energy and Citizens By-Products Coal Company, a wholly owned subsidiary of Citizens Gas. ProLiance is the supplier of gas and related services to both Indiana Gas and Citizens Gas, as well as a provider of similar services to other utilities and customers in Indiana and surrounding states. ProLiance added power marketing in late fiscal 1997 to its services offered. Power marketing involves buying electricity on the wholesale market and then reselling it to other marketers, utilities and other customers.

On September 12, 1997, the Indiana Utility Regulatory Commission
(IURC) issued the decision in the complaint proceeding relating to the gas supply and portfolio administration agreements between ProLiance and Indiana Gas and ProLiance and Citizens Gas. The IURC concluded that these agreements are consistent with the public interest. The management of Indiana Energy believes that the decision is supportive of the utilities' relationship with ProLiance in all material respects.

This decision is particularly important because the IURC has recognized that significant customer benefits can be achieved if utilities are encouraged to work toward innovative customer solutions in the changing energy marketplace. As a result of ProLiance's provision of service to Indiana Gas and Citizens Gas, in excess of $50 million in gas costs savings will be realized for the customers of those utilities over the initial four and one-half year term of the utilities' agreements. Further, the IURC has recognized that benefits for investors are appropriate when risks are being assumed by those investors.

The IURC's decision suggests that all material provisions of the agreements between ProLiance and the utilities are reasonable. In the decision the IURC acknowledged that the utilities' purchases of gas commodity from ProLiance at index prices, as compared to ProLiance's actual cost, is not unreasonable. The IURC also acknowledged that the amounts paid by ProLiance to the utilities for the prospect of using pipeline entitlements if and when they are not required to serve the utilities' firm customers, and the fees paid by the utilities to ProLiance for portfolio administration services are not unreasonable. Nevertheless, with respect to each of these matters, the IURC concluded that additional findings in the gas cost adjustment (GCA) process would be appropriate and directed that these matters be considered further in the pending, consolidated GCA proceeding involving Indiana Gas and Citizens Gas. The IURC has not yet established a schedule for conducting these additional proceedings.

On October 6, 1997, counsel for Indiana Gas was served with certain filings made with the Indiana Court of Appeals (Court) by the Petitioners and the Indiana Office of Utility Consumer Counselor
(OUCC). The effect of these filings is to initiate an appeal of the IURC's decision by the Petitioners and the OUCC.

Pursuant to the procedure governing appeals of IURC decisions, at this time neither the Petitioners nor the OUCC have indicated on what basis they will attempt to challenge the IURC's decision. The schedule for the appeal proposed by the Petitioners and the OUCC indicates that the earliest they will likely disclose such a basis would be on January 12, 1998, when they would be obligated to file the IURC's record of proceedings with the Court.

As a result of the IURC's decision and notwithstanding the initiation of the appeal, during the fourth quarter of fiscal 1997, Indiana Energy recognized approximately $3.0 million of its share of ProLiance's earnings which had previously been reserved. Of that amount, $700,000 related to fiscal 1996. At September 30, 1997, $600,000 continues to be reserved pending the outcome of the consolidated GCA proceeding involving Indiana Gas and Citizens Gas.

Although Indiana Gas' management believes that based upon applicable Indiana law and the IURC's record of proceedings in the ProLiance case the IURC's decision should be upheld by the Court, there can be no assurance as to that outcome.

CIGMA, LLC
On April 1, 1997, IGC Energy and Citizens By-Products Coal Company formed CIGMA, LLC (CIGMA), a jointly and equally owned limited liability company. CIGMA provides materials acquisition and related services that are used by Indiana Gas and Citizens Gas, as well as similar services for third parties. CIGMA is generating cost savings for the utilities by enabling purchase discounts and more efficient purchasing, warehousing and distribution of materials and equipment.

Energy Systems Group, LLC
On May 23, 1997, IGC Energy, Citizens By-Products Coal Company and Energy Systems Group, Inc. (ESGI) formed Energy Systems Group, LLC
(ESG), an equally owned limited liability company. ESG provides a package of products, services and skills to help energy users achieve enhanced energy and operational performance. The packages provide for improvements to be paid for by the customers from savings generated within their existing operating budgets. ESG has assumed the responsibilities of ESGI, an energy related performance contracting firm and wholly owned subsidiary of SIGCORP, Inc.

Environmental Matters
Indiana Gas is currently conducting environmental investigations and work at certain sites that were the locations of former manufactured gas plants. It has been seeking to recover the costs of the investigations and work from insurance carriers, other potentially responsible parties (PRPs) and customers.

During 1995, Indiana Gas received an order from the IURC in which the Commission concluded that the costs incurred by Indiana Gas to investigate and, if necessary, clean-up former manufactured gas plant sites are not utility operating expenses necessary for the provision of service and, therefore, are not recoverable as operating expenses from utility customers. This ruling was affirmed by the Indiana Court of Appeals. On August 15, 1997, the Indiana Supreme Court denied Indiana Gas' petition for transfer and the IURC order became final.

On August 12, 1997, Indiana Gas and PSI Energy, Inc. (PSI) signed an agreement with respect to thirteen of the nineteen sites where PSI is a PRP, which provides for an equal sharing between Indiana Gas and PSI of past and future response costs at the thirteen sites. Indiana Gas and PSI must jointly approve future management of the sites and the decisions to spend additional funds. Indiana Gas previously entered into an agreement with PSI providing for the sharing of costs related to another site. Five other sites are already the subject of an agreement between Indiana Gas and Northern Indiana Public Service Company (NIPSCO) which provides for coordination of efforts and sharing of investigation and clean-up costs incurred and to be incurred at the sites. Indiana Gas further expects in the near future to commence negotiations with PSI and NIPSCO regarding these five sites for the purpose of including PSI in the Indiana Gas-NIPSCO agreement.

On April 14, 1995, Indiana Gas filed suit in the United States District Court for the Northern District of Indiana, Fort Wayne Division (the Court) against a number of insurance carriers for payment of claims for investigation and clean-up costs already incurred, as well as for a determination that the carriers are obligated to pay these costs in the future. On October 2, 1996, the Court granted several motions filed by defendant insurance carriers for summary judgment on a number of issues relating to the insurers' obligations to Indiana Gas under insurance policies issued by these carriers. For example, the Court held that because the placement of residuals on the ground at the sites was done intentionally, there was no "fortuitous accident" and therefore no "occurrence" subject to coverage under the relevant policies. Based on discussions with counsel, the management of Indiana Gas believes that a number of the Court's rulings are contrary to Indiana law and has appealed all adverse rulings to the United States Court of Appeals for the Seventh Circuit. However, if these rulings are not reversed on appeal, they would effectively eliminate coverage under most of the policies at issue. There can be no assurance as to whether Indiana Gas will prevail on this appeal. As of September 30, 1997, Indiana Gas has obtained settlements from some insurance carriers in an aggregate amount of approximately $14.7 million.

The Court's rulings have had no material impact on earnings since Indiana Gas has previously recorded all costs (in aggregate $14.7 million) which it presently expects to incur in connection with remediation activities. It is possible that future events may require additional remediation activities which are not presently foreseen.

For further information regarding the status of investigation and remediation of the sites, PRPs and financial reporting see Note 10 of the Notes to Consolidated Financial Statements.

Postretirement Benefits Other Than Pensions
On May 3, 1995, the IURC issued an order authorizing Indiana Gas to recover the costs related to postretirement benefits other than pensions under the accrual method of accounting consistent with Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). The Office of Utility Consumer Counselor appealed the order; however, on January 21, 1997, the Indiana Court of Appeals affirmed the IURC decision authorizing recovery.

Gas Cost Adjustment
Adjustments to Indiana Gas' rates and charges related to the cost of gas are made through gas cost adjustment (GCA) procedures established by Indiana law and administered by the IURC. The GCA passes through increases and decreases in the cost of gas to Indiana Gas' customers dollar for dollar.

In addition, the IURC has applied the statute authorizing the GCA procedures to reduce rates when necessary so as to limit utility operating income, after adjusting to normal weather, to the level authorized in the last general rate order. The earnings test provides that no refund be paid to the extent a utility has not earned its authorized utility operating income over the previous 60 months (or during the period since the utility's last rate order, if longer). On November 9, 1995, the IURC approved a settlement agreement among Indiana Gas, the Office of Utility Consumer Counselor and a group of large-volume gas users which provided for authorized utility operating income (weather normalized) of $54.2 million for Indiana Gas beginning in fiscal 1996.

Liquidity and Capital Resources
Consolidated capitalization objectives for Indiana Energy are 55-65 percent common equity and preferred stock and 35-45 percent long-term debt, but may vary from time to time, depending on particular business opportunities. Indiana Energy's common equity component was 60 percent of total capitalization at September 30, 1997.

Because of its current capital structure, the company does have the ability to issue additional long-term debt, if necessary, to fund nonutility investments or for other corporate purposes and still meet its capitalization objectives. This is particularly important as it relates to the company's new growth strategy, which provides for, among other things, expansion of its nonutility operations.

In October 1997, Indiana Energy formed a new subsidiary, IEI Capital Corp., to conduct the financing for Indiana Energy and its subsidiaries other than Indiana Gas. IEI Capital Corp. will provide the non-regulated businesses with short-term financing for working capital requirements, as well as secure permanent financing for those entities.

On July 28, 1995, Indiana Energy's board of directors authorized Indiana Energy to repurchase up to 700,000 shares of its outstanding common stock. During 1996, Indiana Energy repurchased 92,100 shares with an associated cost of $2,116,000. No shares were repurchased during 1997. While there are no immediate plans to repurchase additional shares, the company will continue to evaluate opportunities to do so.

Indiana Gas' capitalization objectives, which are 55-65 percent common equity and preferred stock and 35-45 percent long-term debt, remain unchanged from prior years. Indiana Gas' common equity component was 59 percent of its total capitalization at September 30, 1997.

New construction, normal system maintenance and improvements, and information technology investments needed to provide service to a growing customer base will continue to require substantial expenditures. Total capital required to fund capital expenditures and refinancing requirements for 1996 and 1997, along with estimated amounts for 1998 through 2000, is as follows:


Thousands                  1996    1997     1998    1999    2000
Capital expenditures     $66,000  $72,000 $ 68,000 $63,000 $60,000
Refinancing requirements
  (including nonutility)  19,000        -   35,000  10,000       -
                         $85,000  $72,000 $103,000 $73,000 $60,000

The table above does not include nonutility investments. Nonutility investments, including commitments, totaled approximately $1.1 million and $10.5 million for 1996 and 1997, respectively. While the company does expect to make additional nonutility investments in the future, it cannot provide estimates at this time.

Indiana Gas' long-term goal is to internally fund at least 75 percent of its capital expenditure program. This will help Indiana Gas to maintain its high creditworthiness. The long-term debt of Indiana Gas is currently rated Aa3 by Moody's Investors Service and AA- by Standard & Poor's Corporation. In 1997, 58 percent of Indiana Gas' capital expenditures was funded internally (i.e. from utility income less dividends plus charges to utility income not requiring funds). In 1996, 70 percent of capital expenditures was provided by funds generated internally. External funds required for the 1997 construction program were obtained primarily through a combination of short-term and long-term debt.

During July 1997, Indiana Gas issued $15 million in aggregate principal amount of its Medium-Term Notes, Series E (Notes) as follows: $5.0 million of 6.42% Notes due July 7, 2027; $3.5 million of 6.68% Notes due July 7, 2027; and $6.5 million of 6.54% Notes due July 9, 2007.

Provisions under which certain of Indiana Gas' Series E Medium-Term Notes were issued entitle the holders of $30 million of these notes to put the debt back to Indiana Gas at face value at a specified date before maturity beginning in 2000. Long-term debt subject to the put provisions during the three years following 1997 totals $5 million.

Indiana Gas has $35 million of 6 5/8% Series D Notes and $10 million of 8.90% Notes maturing December 1, 1997, and July 15, 1999, respectively. Indiana Gas has IURC authority to issue up to $95 million in additional debt securities. In October 1997, Indiana Gas filed a registration statement with the Securities and Exchange Commission requesting authority to issue up to $95 million in debt securities. The net proceeds from the July 1997 sale of Series E Notes and the sale of these new debt securities will be used to refinance certain of Indiana Gas' long-term debt issues and to refinance short-term obligations incurred in connection with Indiana Gas' ongoing construction program and other corporate purposes.

Short-term cash working capital is required primarily to finance customer accounts receivable, unbilled utility revenues resulting from cycle billing, gas in underground storage and capital expenditures until permanently financed. Short-term borrowings tend to be greatest during the heating season when accounts receivable and unbilled utility revenues are at their highest. Indiana Gas' commercial paper is rated P-1 by Moody's and A-1+ by Standard & Poor's. Recently, bank lines of credit have been the primary source of short-term financing.

Forward-Looking Information
Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

A "safe harbor" for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management's Discussion and Analysis of Results of Operations and Financial Condition, including, but not limited to, Indiana Energy's new earnings growth strategy, are forward-looking statements. Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management. When used in this filing the words "aim," "anticipate," "endeavor," "estimate," "expect," "objective," "projection," "forecast," "goal," and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause Indiana Energy's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:
Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; or gas pipeline system constraints.

Increased competition in the energy environment, including effects of industry restructuring and unbundling.

Regulatory factors such as unanticipated changes in rate-setting policies or procedures; recovery of investments made under traditional regulation, and the frequency and timing of rate increases.

Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, state public utility commissions, state entities which regulate natural gas transmission, gathering and processing, and similar entities with regulatory oversight.

Economic conditions including inflation rates and monetary fluctuations.

Changing market conditions and a variety of other factors associated with physical energy and financial trading activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate and warranty risks.

Availability or cost of capital, resulting from changes in:
Indiana Energy, interest rates, and securities ratings or market perceptions of the utility industry and energy-related industries.

Employee workforce factors, including changes in key executives, collective bargaining agreements with union employees or work stoppages.

Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures such as the ProLiance complaint proceeding.

Costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters, including, but not limited to, those described in the Other Operating Matters section of Management's Discussion and Analysis of Results of Operations and Financial Condition.

Changes in Federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws and regulations.

Indiana Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Management's Responsibility for Financial Statements

The management of the company is responsible for the preparation of the consolidated financial statements and the related financial data contained in this report. The financial statements are prepared in conformity with generally accepted accounting principles and follow accounting policies and principles applicable to regulated public utilities.

The integrity and objectivity of the data in this report, including required estimates and judgments, are the responsibility of management. Management maintains a system of internal controls and utilizes an internal auditing program to provide reasonable assurance of compliance with company policies and procedures and the safeguard of assets.

The board of directors pursues its responsibility for these financial statements through its audit committee, which meets periodically with management, the internal auditors and the independent auditors, to assure that each is carrying out its responsibilities. Both the internal auditors and the independent auditors meet with the Audit Committee of the company's board of directors, with and without management representatives present, to discuss the scope and results of their audits, their comments on the adequacy of internal accounting controls and the quality of financial reporting.


/s/ Niel C. Ellerbrook
Niel C. Ellerbrook
President and Chief Operating Officer


Report of Independent Public Accountants

To the Shareholders and Board of Directors of Indiana Energy, Inc.:

We have audited the accompanying consolidated balance sheets and schedules of long-term debt of Indiana Energy, Inc. (an Indiana corporation) and subsidiary companies as of September 30, 1997, and 1996, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Energy, Inc. and subsidiary companies, as of September 30, 1997, and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Arthur Andersen LLP
Indianapolis, Indiana
October 31, 1997


                                 INDIANA ENERGY, INC.
                               AND SUBSIDIARY COMPANIES

                           CONSOLIDATED STATEMENTS OF INCOME
                          (Thousands except per share amounts)

                                                   Year Ended September 30
                                                1997          1996         1995
UTILITY OPERATING REVENUES                   $ 530,407    $ 530,594    $403,810
COST OF GAS (See Note 13)                      322,522      320,131     218,495
MARGIN                                         207,885      210,463     185,315

UTILITY OPERATING EXPENSES:
    Other operation and maintenance             79,567       84,136      75,608
    Restructuring costs (See Note 2)            39,531            -           -
    Depreciation and amortization               35,054       33,232      31,265
    Income taxes                                 7,852       23,174      19,216
    Taxes other than income taxes               16,870       16,368      13,038
                                               178,874      156,910     139,127

UTILITY OPERATING INCOME                        29,011       53,553      46,188

INTEREST EXPENSE                                16,774       15,907      15,530
OTHER                                           (1,241)        (984)     (1,451)
                                                15,533       14,923      14,079

UTILITY INCOME                                  13,478       38,630      32,109

NONUTILITY INCOME                                7,025        3,571         847

NET INCOME                                   $  20,503    $  42,201    $ 32,956

AVERAGE COMMON SHARES OUTSTANDING               22,580       22,513      22,560

EARNINGS PER AVERAGE SHARE OF
  COMMON STOCK                               $    0.91    $    1.87    $   1.46



The accompanying notes are an integral part of these statements.


                                       INDIANA ENERGY, INC.
                                     AND SUBSIDIARY COMPANIES

                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (Thousands)

                                                               Year Ended September 30
                                                           1997          1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $ 20,503    $ 42,201     $ 32,956

   Adjustments to reconcile net income to cash
     provided from operating activities -
       Noncash restructuring costs                          32,838           -            -
       Depreciation and amortization                        35,241      33,441       31,485
       Deferred income taxes                               (12,618)        804        3,994
       Investment tax credit                                  (930)       (930)        (930)
       Gain on sale of nonutility assets                    (2,923)          -            -
       Undistributed earnings of unconsolidated affiliates  (8,712)         88         (237)
                                                            42,896      33,403       34,312
       Changes in assets and liabilities -
         Receivables - net                                  (8,526)     (2,558)       3,244
         Inventories                                        24,026      19,966        5,189
         Accounts payable, customer deposits, advance
            payments and other current liabilities           1,941     (14,801)      39,396
         Accrued taxes and interest                          4,530      (3,744)     (12,637)
         Recoverable/refundable gas costs                   (3,133)     (7,593)     (26,712)
         Accrued postretirement benefits other than pension  8,134       3,505        5,963
         Other - net                                        (4,491)        340        8,441

           Total adjustments                                65,377      28,518       57,196

             Net cash flows from operations                 85,880      70,719       90,152

CASH FLOWS REQUIRED FOR FINANCING ACTIVITIES:
    Repurchase of common stock                                   -      (2,116)           -
    Sale of long-term debt                                  15,064      21,068       20,812
    Reduction in long-term debt                               (336)    (19,296)      (3,228)
    Net change in short-term borrowings                     (4,236)     22,011      (28,325)
    Dividends on common stock                              (25,787)    (24,896)     (24,019)

        Net cash flows required for financing activities   (15,295)     (3,229)     (34,760)

CASH FLOWS REQUIRED FOR INVESTING ACTIVITIES:
    Capital expenditures                                   (71,907)    (66,381)     (54,943)
    Nonutility investments - net                            (1,650)     (1,109)        (449)
    Proceeds from sale of nonutility assets                  3,000           -            -

        Net cash flows required for investing activities   (70,557)    (67,490)     (55,392)

NET INCREASE (DECREASE) IN CASH                                 28           -            -

CASH AND CASH EQUIVALENTS AT BEGINNING OF
    PERIOD                                                      20          20           20

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $     48    $     20     $     20


The accompanying notes are an integral part of these statements.


                                    INDIANA ENERGY, INC.
                                  AND SUBSIDIARY COMPANIES

                                CONSOLIDATED BALANCE SHEETS

                                          ASSETS
                                        (Thousands)

                                                          September 30
                                                        1997        1996
UTILITY PLANT:
    Original cost                                    $ 951,617   $ 931,092
    Less - accumulated depreciation and amortization   361,936     344,268
                                                       589,681     586,824


NONUTILITY PLANT AND OTHER INVESTMENTS - NET            27,884      10,338


CURRENT ASSETS:
    Cash and cash equivalents                               48          20
    Accounts receivable, less reserves of
        $1,784 and $1,853 respectively (See Note 13)    22,318      14,598
    Accrued unbilled revenues                            8,964       8,158
    Materials and supplies - at average cost                63       4,611
    Liquefied petroleum gas - at average cost              872         507
    Gas in underground storage - at last-in,
        first-out cost                                  19,240      39,083
    Recoverable gas costs                                5,843       2,710
    Prepayments and other                                3,703          46
                                                        61,051      69,733


DEFERRED CHARGES:
    Unamortized debt discount and expense                7,074       7,585
    Other                                                5,155       7,983
                                                        12,229      15,568


                                                     $ 690,845   $ 682,463



The accompanying notes are an integral part of these statements.



                                   INDIANA ENERGY, INC.
                                  AND SUBSIDIARY COMPANIES
                                CONSOLIDATED BALANCE SHEETS
                            SHAREHOLDERS' EQUITY AND LIABILITIES
                                (Thousands except shares)


                                                                 September 30
                                                               1997        1996
CAPITALIZATION:
    Common stock (no par value) - authorized 64,000,000
        shares - issued and outstanding 22,580,543 and
        22,474,402 shares, respectively                     $ 146,498   $ 143,875
    Less unearned compensation - restricted stock grants        1,589         525
                                                              144,909     143,350
    Retained earnings                                         147,688     152,972
        Total common shareholders' equity                     292,597     296,322
    Long-term debt (see schedule)                             157,791     178,063
                                                              450,388     474,385

CURRENT LIABILITIES:
    Maturities and sinking fund requirements of long-term debt 35,272         272
    Notes payable                                              23,800      28,036
    Accounts payable (See Note 13)                             25,523      34,192
    Customer deposits and advance payments                     20,405      14,256
    Accrued taxes                                               8,659       4,206
    Accrued interest                                            2,629       2,552
    Other current liabilities                                  31,817      27,356
                                                              148,105     110,870

DEFERRED CREDITS:
    Deferred income taxes                                      55,205      66,862
    Accrued postretirement benefits other than pensions        23,038      14,904
    Unamortized investment tax credit                          10,243      11,173
    Regulatory income tax liability                             1,874       2,835
    Other                                                       1,992       1,434
                                                               92,352      97,208

COMMITMENTS AND CONTINGENCIES (See Notes 9, 10 & 11)                -           -

                                                            $ 690,845   $ 682,463


The accompanying notes are an integral part of these statements.



                                         INDIANA ENERGY, INC.
                                       AND SUBSIDIARY COMPANIES
                       CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                                      (Thousands except shares)




                                                    COMMON STOCK
                                                                RESTRICTED
                                                                  STOCK      RETAINED
                                            SHARES     AMOUNT     GRANTS     EARNINGS       TOTAL
BALANCE AT SEPTEMBER 30, 1994             22,556,942 $  145,777 $   (1,262) $  126,730  $  271,245
  Net income                                                                    32,956      32,956
  Common stock dividends ($1.07 per share)                                     (24,019)    (24,019)
  Common stock issuances for Executives'
      and Directors' stock plans net of
      amortization                             4,663         95        438                     533
BALANCE AT SEPTEMBER 30, 1995             22,561,605    145,872       (824)    135,667     280,715
  Net income                                                                    42,201      42,201
  Common stock dividends ($1.11 per share)                                     (24,896)    (24,896)
  Common stock issuances for Executives'
      and Directors' stock plans net of
      amortization                             4,897        119        299                     418
  Common stock repurchases                   (92,100)    (2,116)                            (2,116)

BALANCE AT SEPTEMBER 30, 1996             22,474,402    143,875       (525)    152,972     296,322
  Net income                                                                    20,503      20,503
  Common stock dividends ($1.15 per share)                                     (25,787)    (25,787)
  Common stock issuances for Executives'
      and Directors' stock plans net of
      amortization                           106,141      2,623     (1,064)                  1,559

BALANCE AT SEPTEMBER 30, 1997             22,580,543  $ 146,498  $  (1,589) $  147,688  $  292,597


The accompanying notes are an integral part of these statements.



                                 INDIANA ENERGY, INC.
                              AND SUBSIDIARY COMPANIES

                      CONSOLIDATED SCHEDULES OF LONG-TERM DEBT
                                     (Thousands)



                                                                September 30
                                                            1997           1996
LONG-TERM DEBT:
Unsecured Notes Payable - Utility
   6 5/8% Series D, due December 1, 1997                 $  35,000       $  35,000
   8.90%, due July 15, 1999                                 10,000          10,000
   6.54% Series E, due July 9, 2007                          6,500               -
   6.69% Series E, due June 10, 2013                         5,000           5,000
   7.15% Series E, due March 15, 2015                        5,000           5,000
   6.69% Series E, due December 21, 2015                     5,000           5,000
   6.69% Series E, due December 29, 2015                    10,000          10,000
   9 3/8%, due January 15, 2021                             25,000          25,000
   9 1/8% Series A, due February 15, 2021                   40,000          40,000
   8 1/2% Series B Debentures, due September 15, 2021       24,733          24,733
   6.31% Series E, due June 10, 2025                         5,000           5,000
   6.53% Series E, due June 27, 2025                        10,000          10,000
   6.42% Series E, due July 7, 2027                          5,000               -
   6.68% Series E, due July 7, 2027                          3,500               -
                                                           189,733         174,733

Unsecured Notes Payable - Nonutility
   Variable rate term loan, due May 10, 2004                 1,632           1,845
   Noninterest bearing note, due August 1, 2005                698             757
   Variable rate note, due January 1, 2007                   1,000           1,000
                                                             3,330           3,602

                                                           193,063         178,335
Less - Maturities and sinking fund requirements             35,272             272

                                                         $ 157,791        $178,063


The accompanying notes are an integral part of these statements.



Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Practices

A.  Consolidation
The consolidated financial statements include the accounts of Indiana Energy, Inc. (Indiana Energy or the company) and its wholly and majority-owned subsidiaries, after elimination of intercompany transactions. The consolidated financial statements separate the regulated utility operations, principally Indiana Gas Company, Inc., (Indiana Gas), from the nonutility operations grouped under IEI Investments, Inc. Indiana Gas provides natural gas and transportation services to a diversified base of customers in 281 communities in 48 of Indiana's 92 counties. The nonutility operations include IGC Energy, Inc. (IGC Energy), Energy Realty, Inc. (Energy Realty) and Indiana Energy Services, Inc. (IES), all indirect wholly owned subsidiaries of Indiana Energy, and interests in ProLiance Energy, LLC (see Note 11), CIGMA, LLC (see Note 13) and Energy Systems Group, LLC (see Note 14).

Investments in limited partnerships and less than majority-owned affiliates are accounted for on the equity method.

B.  Utility Plant and Depreciation
Except as described below, utility plant is stated at the original cost and includes allocations of payroll-related costs and administrative and general expenses, as well as an allowance for the cost of funds used during construction. Upon normal retirement of a depreciable unit of property, the cost is credited to utility plant and charged to accumulated depreciation together with the cost of removal, less any salvage. No gain or loss is recognized upon normal retirement.

Provisions for depreciation of utility property are determined by applying straight-line rates to the original cost of the various classifications of property. The average depreciation rate was approximately 4.1 percent for all periods reported.

Cost in excess of underlying book value of acquired gas distribution companies is reflected as a component of utility plant and is being amortized primarily over 40 years.

C.  Unamortized Debt Discount and Expense
Indiana Gas was authorized as part of an August 17, 1994 order from the Indiana Utility Regulatory Commission (IURC) to amortize over a 15-year period the debt discount and expense related to new debt issues and future premiums paid for debt reacquired in connection with refinancing. Debt discount and expense for issues in place prior to this order are being amortized over the lives of the related issues. Premiums paid prior to this order for debt reacquired in connection with refinancing are being amortized over the life of the refunding issue.

D.  Cash Flow Information
For the purposes of the Consolidated Statements of Cash Flows, the company considers cash investments with an original maturity of three months or less to be cash equivalents. Cash paid during the periods reported for interest and income taxes were as follows:


Thousands                                 1997     1996     1995
Interest (net of amount capitalized)    $ 15,496 $ 15,816 $ 14,614
Income taxes                            $ 21,851 $ 30,608 $ 26,206


E.  Revenues
To more closely match revenues and expenses, Indiana Gas records revenues for all gas delivered to customers but not billed at the end of the accounting period.


F.  Gas in Underground Storage
Gas in underground storage as of September 30, 1997, was $19.2 million compared to $39.1 million at September 30, 1996. This decrease resulted primarily from Indiana Gas' replacement of contract storage services with city gate delivery services.

Based on the average cost of purchased gas during September 1997, the cost of replacing the current portion of gas in underground storage exceeded last-in, first-out cost at September 30, 1997, by approximately $11,204,000.

G.  Refundable or Recoverable Gas Cost
The cost of gas purchased and refunds from suppliers, which differ from amounts recovered through rates, are deferred and are being recovered or refunded in accordance with procedures approved by the IURC.

H.  Allowance For Funds Used During Construction
An allowance for funds used during construction (AFUDC), which represents the cost of borrowed and equity funds used for construction purposes, is charged to construction work in progress during the period of construction and included in "Other" on the Consolidated Statements of Income. An annual AFUDC rate of 7.5 percent was used for all periods reported.

The table below reflects the total AFUDC capitalized and the portion of which was computed on borrowed and equity funds for all periods reported.


Thousands                    1997   1996    1995
AFUDC - borrowed funds     $  596  $ 283   $ 215
AFUDC - equity funds          487    232     176
Total AFUDC capitalized    $1,083  $ 515   $ 391


I.  Reclassifications
Certain reclassifications have been made in the company's financial statements of prior years to conform to the current year presentation. These reclassifications have no impact on previously reported net income.

J.  Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Corporate Restructuring

In April 1997, the Board of Directors of Indiana Energy approved a new growth strategy designed to support the company's transition into a more competitive environment.

For fiscal 1997, the Indiana Gas Board of Directors authorized management to undertake the actions necessary and appropriate to restructure Indiana Gas' operations and recognize a resulting restructuring charge of $39.5 million ($24.5 million after tax) as described below. These actions by Indiana Gas were consistent with the company's new growth strategy. The effect on the company's fiscal 1997 earnings is a reduction in earnings per share of $1.08 per common share.

In July 1997, Indiana Gas advised its employees of its plan to reduce its work force from about 1,025 full-time employees at June 30, 1997, to approximately 800 employees within five years. The reductions are being implemented through involuntary separation and attrition. As a result of initial work force reductions during September 1997, employees totaled approximately 950 as of September 30, 1997. Indiana Gas recorded restructuring costs of $5.4 million related to the 1997 and planned work force reductions. These costs include separation pay in accordance with Indiana Gas' severance policy, and net curtailment losses related to these employees' postretirement and pension benefits.

Further, Indiana Gas' management has committed to sell, abandon or otherwise dispose of certain assets, including buildings, gas storage fields and intangible plant. Indiana Gas recorded restructuring costs of $34.1 million to adjust the carrying value of those assets to estimated fair value.

In October 1997, Indiana Energy formed a new business unit, IEI Services, LLC (IEI Services), to provide support services to Indiana Energy and its subsidiaries, as well as to third-parties in the future. Services to be provided include human resources functions, information technology and various financial services. These services had been provided by Indiana Gas in the past.

3. Regulatory Assets and Liabilities

Indiana Gas is subject to the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS 71). Regulatory assets represent probable future revenue to Indiana Gas associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and liabilities reflected in the Consolidated Balance Sheet as of September 30 (in thousands) relate to the following:


Regulatory Assets                               1997
Postretirement benefits other than pensions   $  4,486
Unamortized debt discount and expense            4,849
Gas costs due from customers, net                5,843
Deferred acquisition costs                         698
                                              $ 15,876

Regulatory Liabilities
Amounts due to customers - income taxes, net  $  1,874
                                              $  1,874


It is Indiana Gas' policy to continually assess the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities in accordance with SFAS 71, based on the criteria set forth in SFAS 71. Based on current regulation, Indiana Gas believes that its use of regulatory accounting is appropriate. If all or part of Indiana Gas' operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities would be required. In addition, Indiana Gas would be required to determine any impairment to the carrying costs of deregulated plant and inventory assets.

4.  Short-Term Borrowings

Indiana Gas has available committed lines of credit of $60 million with approximately $20 million outstanding at September 30, 1997. These lines of credit are renewable annually and may be adjusted quarterly as borrowings fluctuate with seasonal needs and other short-term funding requirements. Indiana Gas' board of directors has authorized borrowings of up to $150 million under bank lines of credit. Indiana Gas has agreed to compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees that are mutually agreeable. Notes payable to banks bore interest at rates negotiated with the bank at the time of borrowing.

Bank loans outstanding during the reported periods were as follows:


Thousands                                              1997     1996     1995
Outstanding at year end                             $ 20,000  $ 24,236  $  2,225
Weighted average interest rates at year end             5.7%      5.4%      6.1%
Weighted average interest rates during the year         5.5%      5.7%      5.7%
Weighted average total outstanding during the year  $ 28,959  $  5,930  $ 16,578
Maximum total outstanding during the year           $ 89,725  $ 28,150  $ 50,000


In addition, Energy Realty had a $3.8-million bank loan outstanding at year end related to the purchase of a warehouse facility that is leased to Indiana Gas.

5.  Long-Term Debt

During July 1997, Indiana Gas issued $15 million in aggregate principal amount of its Medium-Term Notes, Series E (Notes) as follows: $5.0 million of 6.42% Notes due July 7, 2027; $3.5 million of 6.68% Notes due July 7, 2027; and $6.5 million of 6.54% Notes due July 9, 2007. The net proceeds from the sale of the Notes will be used to refinance existing debt, to finance Indiana Gas' continuing construction program and for other corporate purposes.

Consolidated maturities and sinking fund requirements on long-term debt subject to mandatory redemption during the five years following 1997 are $35,277,000 in 1998, $10,332,000 in 1999, $393,000 in 2000,
$410,000 in 2001 and $4,917,000 in 2002.

Provisions under which certain of Indiana Gas' Series E Medium Term Notes were issued entitle the holders of $30 million of these notes to put the debt back to Indiana Gas at face value at a specified date before maturity beginning in 2000. Long-term debt subject to the put provisions during the five years following 1997 totals $5,000,000 in 2000 and $11,500,000 in 2002.

6.  Fair Value of Financial Instruments

The estimated fair values of the company's financial instruments were as follows:


                                September 30, 1997   September 30, 1996
                                Carrying      Fair   Carrying     Fair
Thousands                        Amount      Value    Amount      Value
Cash and cash equivalents      $     48    $     48  $     20   $     20
Notes payable                  $ 23,800    $ 23,800  $ 28,036   $ 28,036
Long-term debt (includes
  amounts due within one year) $193,063    $200,080  $178,335   $182,482



Certain methods and assumptions must be used to estimate the fair value of financial instruments. Because of the short maturity of cash and cash equivalents and notes payable, the carrying amounts approximate fair values for these financial instruments. The fair value of the company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the company for debt of the same remaining maturities.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period (see Note 1C).
Accordingly, any reacquisition would not be expected to have a material effect on the company's financial position or results of operations.

7.  Capital Stock

On July 28, 1995, Indiana Energy's board of directors authorized Indiana Energy to repurchase up to 700,000 shares of its outstanding common stock. During 1996, Indiana Energy repurchased 92,100 shares with an associated cost of $2,116,000. No shares were repurchased during 1997.

Common stock dividends of the company may be reinvested under a Dividend Reinvestment and Stock Purchase Plan. Common shares purchased in connection with the plan are currently being acquired through the open market.

The company has an Executive Restricted Stock Plan for the principal officers of the company and participating subsidiary companies. Shares issued are original issue shares of the company, carry transferability restrictions and are subject to forfeiture provisions according to the terms of the plan.

The company also has a Directors' Restricted Stock Plan through which non-employee directors receive one-third of their combined compensation (exclusive of attendance fees) as directors of the company, Indiana Gas or IEI Investments, Inc. in shares of the company's common stock subject to certain restrictions on transferability. They may also elect to receive the remaining two-thirds of their combined compensation (exclusive of attendance fees) in cash or in shares of the company's common stock which are not subject to restrictions on transferability other than those imposed by federal and state laws.

Additionally, under the terms of the company's retirement savings plan (see Note 8), eligible participants may direct a specified percentage of their compensation to be invested in shares of the company's common stock.

At September 30, 1997, the shares of the company's common stock reserved for issuance under each of those plans were as follows:

Dividend Reinvestment and Stock Purchase Plan     353,847
Executive Restricted Stock Plan                   271,089
Directors' Restricted Stock Plan                   47,945
Retirement Savings Plan                           382,262

Indiana Gas and Indiana Energy also each have 4 million of authorized and unissued shares of preferred stock.

On July 25, 1986, the board of directors of Indiana Energy declared a dividend distribution of one common share purchase right for each outstanding share of common stock of Indiana Energy. The distribution was made to shareholders of record August 11, 1986. In addition, one right has been and will be distributed for each share issued following August 11, 1986. On April 26, 1996, the board of directors of Indiana Energy authorized the amendment and restatement of the shareholder rights agreement relating to the common share purchase rights, which occurred effective May 31, 1996. If and when the rights become exercisable, each right will entitle the registered holder to purchase from Indiana Energy one share of common stock at a price of $60 per share, subject to certain adjustments described in the rights agreement. The rights become exercisable only when a person or group acquires beneficial ownership of 15 percent or more of Indiana Energy's common stock, or becomes the beneficial owner of an amount of Indiana Energy's common stock (but not less than 10 percent) which the board of directors determines to be substantial and whose ownership the board of directors determines is intended or may be reasonably anticipated, in general, to cause Indiana Energy to take actions determined by the board of directors to be not in Indiana Energy's best long-term interests or when any person or group announces a tender or exchange offer for 15 percent or more of Indiana Energy's common stock.

In the event that (1) Indiana Energy is acquired in a merger or other business combination transaction and Indiana Energy is not the surviving corporation, or (2) any person consolidates or merges with Indiana Energy and all or part of Indiana Energy common shares are exchanged for securities, cash or property of any other person, or (3) 50 percent or more of Indiana Energy's consolidated assets or earning power are sold, each holder of a right will have the right to receive, upon exercise at the then-current exercise price of the right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right. In the event that a person (1) acquires 15 percent or more of the outstanding common stock or (2) is declared an adverse person (i.e., a person who becomes the owner of at least 10 percent of Indiana Energy's common stock, whose share ownership is determined by the board of directors to be directed towards causing Indiana Energy to take actions determined by the board of directors not to be in Indiana Energy's long-term best interests) by the board of directors of Indiana Energy, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right.

At any time after a person becomes an acquiring person, and prior to the acquisition by such acquiring person of 50 percent or more of the outstanding common shares, the board of directors of Indiana Energy may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one common share per right (subject to adjustment).

Under the terms and conditions provided in the rights agreement, Indiana Energy may redeem the rights in whole, but not in part, at a price of $.01 per right at any time prior to the time a person or group of affiliated or associated persons becomes an acquiring person as defined by the rights agreement. The rights agreement, as amended and restated as of May 31, 1996, was filed with the Securities and Exchange Commission on June 17, 1996, and will remain in effect for an extended term of 10 years.

8.  Retirement Plans and Other Postretirement Benefits

The company has a defined contribution retirement savings plan which is qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Under the terms of the retirement savings plan, eligible participants may direct a specified percentage of their compensation to be invested in shares of the company's common stock or various investment funds. Participants in the retirement savings plan have, subject to prescribed limitations, matching company contributions made to the plan on their behalf, plus a year-end lump sum company contribution. During 1997, 1996 and 1995, the company made contributions of $2,360,000, $2,445,000 and $2,335,000, respectively.

The company also has two non-contributory defined benefit retirement plans that cover all employees meeting certain minimum age and service requirements. Benefits are determined by a formula based on the employee's base earnings, years of participation in the plan and the employee's age at retirement.

The company's defined benefit retirement plan assets are under custody of trustees and consist of actively managed stock and bond portfolios, as well as short-term investments. It is the company's funding policy to maintain the pension plans on an actuarially sound basis. Under this policy, funding was $350,000 in 1997, $464,000 in 1996 and $143,000 in 1995.

The company has an unfunded supplemental retirement plan for certain management employees. Benefits are determined by a formula based on 65 percent of the participant's average monthly earnings, less benefits received under the company's pension and savings plans and the participant's primary Social Security benefits.

The calculation of pension expense is as follows:


Thousands                                                  1997      1996      1995
Pension benefits earned during the period                 $ 1,268   $ 1,174   $ 1,086
Interest accrued on projected pension benefit obligation    4,847     4,730     4,554
Actual return on pension plan assets                      (16,013)  (10,244)   (9,632)
Net amortization, deferral and other                        9,982     4,634     4,698
Total pension expense                                     $    84   $   294   $   706


The following table reconciles the plans' funded status at September 30 with amounts recorded in the company's financial statements.
Certain assets and obligations of the plans have been deferred and recognized in the financial statements in subsequent periods.


Thousands                                                   1997      1996
Actuarial present value of pension benefits:
   Vested benefits                                        $ 57,337  $ 54,637
   Nonvested benefits                                          164       159
   Effect of future salary increases                         8,476     8,167
Projected pension benefit obligation                        65,977    62,963
Plan assets at fair value                                   87,801    75,748
Plan assets in excess of projected
   pension benefit obligation at September 30               21,824    12,785
Unrecognized adjusted prior service costs                    2,526     1,966
Unrecognized net assets at date of initial application      (1,515)   (1,776)
Unrecognized net (gain) loss and other                     (19,378)  (13,333)
Prepaid (accrued) pension cost at September 30            $  3,457  $   (358)


The weighted-average discount rate used in determining the actuarial present value of the SFAS 87 projected benefit obligation was 7.75 percent in 1997 and 8 percent in 1996. For 1997 and 1996, the expected long-term rate of return on assets used was 9 percent and the average rate of increase in future compensation levels used ranged from 5 to
5.5 percent. The average future service of plan participants used to compute amortization of the net assets existing at the date of initial application of SFAS 87 is approximately 17 years.

In addition to providing pension benefits, the company presently provides postretirement health care and life insurance benefits to full-time employees who have completed 10 years of service and retire from the company. The plan pays stated percentages of most reasonable and necessary medical expenses incurred by retirees, after subtracting payments by other providers and after a stated deductible has been met. The plan also contains cost-sharing provisions (added in fiscal
1995) whereby employees retiring after January 1, 1996, are required to make contributions to the plan when increases in the company's health care costs exceed the general rate of inflation, as measured by the Consumer Price Index (CPI). These postretirement benefits are principally self-insured. Currently, the company does not fund this postretirement plan.

On May 3, 1995, the IURC issued an order authorizing Indiana Gas to recover the costs related to postretirement benefits other than pensions under the accrual method of accounting consistent with Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106). The Office of the Utility Consumer Counselor appealed the order, however, on January 21, 1997, the Indiana Court of Appeals affirmed the IURC decision authorizing recovery. Amounts accrued prior to the order were deferred as allowed by the IURC
(see Note 3).

Postretirement benefit cost, excluding the curtailment loss in 1997, consisted of the following components:


Thousands                                                  1997      1996     1995
Service cost - benefits attributed to service during
    the period                                           $   770  $    806  $ 1,423
Interest cost on accumulated postretirement obligation     3,311     3,264    4,186
Amortization of transition obligation                      2,280     2,280    2,772
Amortization of net (gain) loss and other                  1,397       978   (4,543)
Total postretirement benefit cost                        $ 7,758  $  7,328  $ 3,838


The following table reconciles the plan's funded status to the accrued postretirement benefit cost as reflected on the balance sheet as of September 30, 1997, and 1996:


Thousands                                                1997      1996
Accumulated postretirement benefit obligation:
  Retirees and dependents                              $ 24,811  $ 27,903
  Other fully eligible participants                       8,599     7,194
  Other active participants                               9,473     9,973
Total accumulated postretirement benefit obligation      42,883    45,070
Fair value of plan assets                                     -         -
Accumulated postretirement benefit obligation
  in excess of plan assets                              (42,883)  (45,070)
Unrecognized net (gain) loss                            (11,441)   (8,599)
Unrecognized transition obligation                       31,286    38,765
Accrued postretirement benefit
  cost at September 30                                 $(23,038) $(14,904)


The assumed health care cost trend rate for medical gross eligible charges used in measuring the accumulated postretirement benefit obligation as of September 30, 1997, was 7.5 percent for fiscal 1998. This rate is assumed to decrease gradually through fiscal 2003 to 5.5 percent and remain at that level thereafter. The assumed CPI rate, relating to the plan's cost sharing provisions for retirees, was 3.5 percent. A 1-percent increase in the assumed health care cost trend rates for each future year produces approximately a $1.0 million increase in the accumulated postretirement benefit obligation as of September 30, 1997, and approximately a $100,000 increase in the annual aggregate of the service and interest cost components of postretirement benefit cost. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was
7.75 percent in 1997 and 8 percent in 1996.

9.  Commitments

Estimated capital expenditures for 1998 are $68 million. Total lease expense was $2,200,000 in 1997, $2,863,000 in 1996 and $2,811,000 in
1995.

Lease commitments are $1,121,000 in 1998, $594,000 in 1999, $425,000
in 2000, $361,000 in 2001, $329,000 in 2002 and $10,000 in total for all later years. There are no leases that extend beyond 2036. Indiana Gas has storage and supply contracts that range from one month to five years.

10.  Environmental Costs

In the past, Indiana Gas and others, including former affiliates, and/or previous landowners, operated facilities for the manufacturing of gas and storage of manufactured gas. These facilities are no longer in operation and have not been operated for many years. In the manufacture and storage of such gas, various byproducts were produced, some of which may still be present at the sites where these manufactured gas plants and storage facilities were located. Management believes, and the IURC has found that, those operations were conducted in accordance with the then-applicable industry standards. However, under currently applicable environmental laws and regulations, Indiana Gas, and the others, may now be required to take remedial action if certain byproducts are found above a regulatory threshold at these sites.

Indiana Gas has identified the existence, location and certain general characteristics of 26 gas manufacturing and storage sites. Removal activities have been conducted at several sites and a remedial investigation/feasibility study (RI/FS) is nearing completion at one of the sites under an agreed order between Indiana Gas and the Indiana Department of Environmental Management. Indiana Gas and others continue to assess, on a site-by-site basis, whether any of the remaining sites require remediation, to what extent it is required and the estimated cost. Preliminary assessments (PAs) have been completed on all of the sites. Site investigations (SIs) and supplemental site investigations (SSIs) have been conducted at a number of the sites. Based upon the site work completed to date, Indiana Gas believes that a level of contamination that may require some level of remedial activity may be present at a number of the sites. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas is currently conducting groundwater monitoring at certain sites where deemed appropriate and will continue its evaluation of the sites as appropriate and necessary.

Based upon the work performed to date, Indiana Gas has accrued remediation and related costs for the sites where remedial activities have taken place. PA/SI, SSI and groundwater monitoring costs have been accrued for the remaining sites where appropriate. Estimated costs of certain remedial actions that may likely be required have also been accrued. Costs associated with environmental remedial activities are accrued when such costs are probable and reasonably estimable. Indiana Gas does not believe it can provide an estimate of the reasonably possible total remediation costs for any site prior to completion of an RI/FS and the development of some sense of the timing for implementation of the potential remedial alternatives, to the extent such remediation is required. Accordingly, the total costs which may be incurred in connection with the remediation of all sites, to the extent remediation is necessary, cannot be determined at this time.

Indiana Gas has been pursuing recovery from three separate sources for the costs it has incurred and expects to incur relating to the 26 sites. Those sources are insurance carriers, potentially responsible parties (PRPs) and recovery through rates from retail gas customers.

During 1995, Indiana Gas received an order from the IURC in which the Commission concluded that the costs incurred by Indiana Gas to investigate and, if necessary, clean-up former manufactured gas plant sites are not utility operating expenses necessary for the provision of service and, therefore, are not recoverable as operating expenses from utility customers. This ruling was affirmed by the Indiana Court of Appeals. On August 15, 1997, the Indiana Supreme Court denied Indiana Gas' petition for transfer and the IURC order became final.

Indiana Gas has also completed the process of identifying PRPs for each site. With the help of outside counsel, Indiana Gas has prepared estimates of the PRPs' share of environmental liabilities which may exist at each of the sites based on equitable principles derived from case law or applied by parties in achieving settlements. PRPs include two financially viable utilities, PSI Energy, Inc. (PSI) and Northern Indiana Public Service Company (NIPSCO). On August 12, 1997, Indiana Gas and PSI signed an agreement with respect to thirteen of the nineteen sites where PSI is a PRP, which provides for an equal sharing between Indiana Gas and PSI of past and future response costs at the thirteen sites. Indiana Gas and PSI must jointly approve future management of the sites and the decisions to spend additional funds. Indiana Gas previously entered into an agreement with PSI providing for the sharing of costs related to another site. Five other sites are already the subject of an agreement between Indiana Gas and NIPSCO which provides for coordination of efforts and sharing of investigation and clean-up costs incurred and to be incurred at the sites. Indiana Gas further expects in the near future to commence negotiations with PSI and NIPSCO regarding these five sites for the purpose of including PSI in the Indiana Gas-NIPSCO agreement. The PSI and NIPSCO agreements, as well as the cost sharing estimates of other PRPs, have been utilized by Indiana Gas to record a receivable from PRPs for their share of the liability for work performed by Indiana Gas to date, as well as to accrue Indiana Gas' proportionate share of the estimated cost related to work not yet performed.

On April 14, 1995, Indiana Gas filed suit in the United States District Court for the Northern District of Indiana, Fort Wayne Division (the Court) against a number of insurance carriers for payment of claims for investigation and clean-up costs already incurred, as well as for a determination that the carriers are obligated to pay these costs in the future. On October 2, 1996, the Court granted several motions filed by defendant insurance carriers for summary judgment on a number of issues relating to the insurers' obligations to Indiana Gas under insurance policies issued by these carriers. For example, the Court held that because the placement of residuals on the ground at the sites was done intentionally, there was no "fortuitous accident" and therefore no "occurrence" subject to coverage under the relevant policies. Based on discussions with counsel, the management of Indiana Gas believes that a number of the Court's rulings are contrary to Indiana law and has appealed all adverse rulings to the United States Court of Appeals for the Seventh Circuit. However, if these rulings are not reversed on appeal, they would effectively eliminate coverage under most of the policies at issue. There can be no assurance as to whether Indiana Gas will prevail on this appeal. As of September 30, 1997, Indiana Gas has obtained settlements from some insurance carriers in an aggregate amount of approximately $14.7 million.

The Court's rulings have had no material impact on earnings since Indiana Gas has previously recorded all costs (in aggregate $14.7 million) which it presently expects to incur in connection with remediation activities. It is possible that future events may require additional remediation activities which are not presently foreseen.

The impact on Indiana Gas' financial position and results of operations of complying with federal, state and local environmental regulations related to former manufactured gas plant sites is contingent upon several uncertainties. These include the costs of any compliance activities which may occur and the timing of the actions taken, as well as the outcome of the appeal of the summary judgment rulings issued in favor of the insurers in the insurance litigation described above. Although Indiana Gas will endeavor to manage the manufactured gas plant remediation program so that any amounts received will be sufficient to fund environmental costs, there can be no assurance that in the future, environmental costs will not exceed related recoveries.

11.  Nonutility Income

The components of nonutility income, shown net of tax, are listed below:


Thousands                                   1997      1996      1995
Nonutility income (loss):
Gas marketing affiliates, net of reserve  $ 5,726    $ 3,265   $    89
Gain on sale of nonutility assets           1,790          -         -
Other - net                                  (491)       306       758
                                          $ 7,025    $ 3,571   $   847


During June 1997, IGC Energy sold certain nonutility assets, resulting in an after-tax gain of approximately $1.8 million.

Nonutility income includes the earnings recognized from Indiana Energy's gas marketing affiliates. Prior to April 1, 1996, IES provided natural gas and related services to other gas utilities and customers in Indiana and surrounding states, and from January 1, 1996, to March 31, 1996, to Indiana Gas. ProLiance Energy, LLC (ProLiance), a nonregulated marketing affiliate, assumed the business of IES effective April 1, 1996, and is the supplier of gas and related services to both Indiana Gas and Citizens Gas and Coke Utility (Citizens Gas). The company's investment in ProLiance is accounted for using the equity method. ProLiance's fiscal year ends on August 31.

On September 12, 1997, the Indiana Utility Regulatory Commission
(IURC) issued the decision in the complaint proceeding relating to the gas supply and portfolio administration agreements between ProLiance and Indiana Gas and ProLiance and Citizens Gas. The IURC concluded that these agreements are consistent with the public interest. The management of Indiana Energy believes that the decision is supportive of the utilities' relationship with ProLiance in all material respects.

The IURC's decision suggests that all material provisions of the agreements between ProLiance and the utilities are reasonable. In the decision the IURC acknowledged that the utilities' purchases of gas commodity from ProLiance at index prices, as compared to ProLiance's actual cost, is not unreasonable. The IURC also acknowledged that the amounts paid by ProLiance to the utilities for the prospect of using pipeline entitlements if and when they are not required to serve the utilities' firm customers, and the fees paid by the utilities to ProLiance for portfolio administration services are not unreasonable. Nevertheless, with respect to each of these matters, the IURC concluded that additional findings in the gas cost adjustment (GCA) process would be appropriate and directed that these matters be considered further in the pending, consolidated GCA proceeding involving Indiana Gas and Citizens Gas. The IURC has not yet established a schedule for conducting these additional proceedings.

On October 6, 1997, counsel for Indiana Gas was served with certain filings made with the Indiana Court of Appeals (Court) by the Petitioners and the Indiana Office of Utility Consumer Counselor
(OUCC). The effect of these filings is to initiate an appeal of the IURC's decision by the Petitioners and the OUCC.

Pursuant to the procedure governing appeals of IURC decisions, at this time neither the Petitioners nor the OUCC have indicated on what basis they will attempt to challenge the IURC's decision. The schedule for the appeal proposed by the Petitioners and the OUCC indicates that the earliest they will likely disclose such a basis would be on January 12, 1998, when they would be obligated to file the IURC's record of proceedings with the Court.

As a result of the IURC's decision and notwithstanding the initiation of the appeal, during the fourth quarter of fiscal 1997, Indiana Energy recognized approximately $3.0 million of its share of ProLiance's earnings which had previously been reserved. Of that amount, $700,000 related to fiscal 1996. At September 30, 1997, $600,000 continues to be reserved pending the outcome of the consolidated GCA proceeding involving Indiana Gas and Citizens Gas.

Although Indiana Gas' management believes that based upon applicable Indiana law and the IURC's record of proceedings in the ProLiance case the IURC's decision should be upheld by the Court, there can be no assurance as to that outcome.

12.  Income Taxes

The components of consolidated income tax expense, including amounts in "Other" on the Consolidated Statements of Income, were as follows:


Thousands                                1997       1996       1995
Current:
   Federal                             $21,129    $20,574     $12,193
   State                                 3,368      3,277       2,077
                                        24,497     23,851      14,270
Deferred:
   Federal                             (11,678)       709       3,652
   State                                  (940)        95         342
                                       (12,618)       804       3,994
Amortization of investment tax credits    (930)      (930)       (930)
Consolidated income tax expense        $10,949    $23,725     $17,334


The recording of restructuring costs of $39.5 million in 1997 had the effect of decreasing deferred income tax expense by approximately
$15.0 million.

Effective income tax rates were 34.81 percent, 35.99 percent and 34.47 percent of pretax income for 1997, 1996 and 1995, respectively. This compares with a combined federal and state income tax statutory rate of 37.93 percent for all years reported. Individual components of these rate differences are not significant except investment tax credit which amounted to (3.0%) in 1997, (1.4%) in 1996 and (1.8%) in 1995.

As required by the IURC, Indiana Gas uses a normalized method of accounting for deferred income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes are provided for taxes not currently payable due to, among other things, the use of various accelerated depreciation methods, shorter depreciable lives and the deduction of certain construction costs for tax purposes. Taxes deferred in prior years are being charged and income credited as these tax effects reverse over the lives of the related assets.

Significant components of the company's net deferred tax liability as of September 30, 1997, and 1996 are as follows:


Thousands                                 1997        1996
Deferred tax liabilities:
   Accelerated depreciation            $ 51,413    $ 48,009
   Property basis differences             2,101      17,690
   Acquisition adjustment                 6,286       6,475
   Other                                 (1,645)     (7,406)
Deferred tax assets:
   Deferred investment tax credit        (3,884)     (4,237)
   Regulatory income tax liability         (711)     (1,075)
Less deferred income taxes related
   to current assets and liabilities      1,645       7,406
Balance as of September 30             $ 55,205    $ 66,862


Investment tax credits have been deferred and are being credited to income over the life of the property giving rise to the credit. The Tax Reform Act of 1986 eliminated investment tax credits for property acquired after January 1, 1986.

13.  Affiliate Transactions

ProLiance began providing natural gas supply and related services to Indiana Gas effective April 1, 1996. Indiana Gas' purchases from
ProLiance for resale and for injections into storage for 1997 and 1996 totaled $306.1 million and $117.9 million, respectively.

As of September 30, 1997, ProLiance has a standby letter of credit facility with a bank for letters up to $45 million. This facility is secured in part by a support agreement from Indiana Energy.

On April 1, 1997, IGC Energy and Citizens By-Products Coal Company, a wholly owned subsidiary of Citizens Gas, formed CIGMA, LLC (CIGMA), a jointly and equally owned limited liability company. CIGMA provides materials acquisition and related services that are used by Indiana Gas and Citizens Gas, as well as similar services for third parties. Indiana Gas' purchases of these services during 1997, totaled $9.6 million. IGC Energy made an initial capital contribution of $3.6 million to CIGMA, and is accounting for its 50-percent interest under the equity method.

Amounts owed to affiliates totaled $21.7 million and $18.1 million at September 30, 1997 and 1996, respectively, and are included in Accounts Payable on the Consolidated Balance Sheets.

Amounts due from affiliates totaled $8.7 million at September 30, 1997, and are included in Accounts Receivable on the Consolidated
Balance Sheet.

14.  Energy Systems Group, LLC

On May 23, 1997, IGC Energy, Citizens By-Products Coal Company and Energy Systems Group, Inc. (ESGI) formed Energy Systems Group, LLC
(ESG), an equally owned limited liability company. ESG provides a package of products, services and skills to help energy users achieve enhanced energy and operational performance. The packages provide for improvements to be paid for by the customers from savings generated within their existing operating budgets. ESG has assumed the responsibilities of ESGI, an energy related performance contracting firm and wholly owned subsidiary of SIGCORP, Inc. IGC Energy's initial investment in ESG was recorded at $3.3 million and is payable over the next five years. The final investment amount may be higher depending on ESG's financial performance over that five-year period. IGC Energy's one-third interest in ESG is being accounted for under the equity method.

15.  Summarized Financial Data (Unaudited)

Summarized quarterly financial data (in thousands of dollars except per share amounts) for 1997 and 1996 are as follows:


1997: THREE MONTHS ENDED          DEC. 31    MAR. 31   JUNE 30   SEP. 30(1)
Utility operating revenues       $172,481   $215,695   $83,733    $ 58,498
Utility operating income (loss)    20,260     27,153     7,799     (26,201)
Nonutility income (loss)              866      1,210     2,157       2,792
Net income (loss)                  17,285     24,349     6,466     (27,597)
Earnings (loss) per average
   share of common stock         $    .77   $   1.07   $   .29    $  (1.22)

1996: THREE MONTHS ENDED          DEC. 31    MAR. 31   JUNE 30    SEP. 30
Utility operating revenues       $154,309   $222,553   $91,211    $ 62,521
Utility operating income (loss)    22,654     27,280     5,863      (2,244)
Nonutility income (loss)              165      2,404       529         473
Net income (loss)                  19,093     26,234     2,802      (5,928)
Earnings (loss) per average
   share of common stock         $    .85   $   1.16   $   .13    $   (.27)


(1) Reflects the recording of restructuring costs of $39.5 million ($24.5 million after-tax or $1.08 per common share), during the fourth quarter of fiscal 1997 (see Note 2).

Note: Because of the seasonal factors that significantly affect the companies' operations, the results of operations for interim periods within fiscal years are not comparable.

                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              INDIANA GAS COMPANY, INC.
                                    Registrant




Dated November 14, 1997  /s/ Niel C. Ellerbrook
                         Niel C. Ellerbrook
                         President



Dated November 14, 1997  /s/ Jerome A. Benkert
                         Jerome A. Benkert
                         Vice President and Controller